Exhibit 99.1

NEWS RELEASE

Lumen Completes Sale of EMEA Business to Colt Technology Services for $1.8B

DENVER, Nov. 1, 2023 – Lumen Technologies (NYSE: LUMN) closed the sale of its European, Middle Eastern, and African (EMEA) business to Colt Technology Services, headquartered in London, for $1.8 billion cash. This transaction represents an attractive multiple (~11x) for Lumen’s EMEA business and delivers significant value to Lumen’s stakeholders.

“We’re excited about what this transaction does for our customers and for Lumen,” said Kate Johnson, Lumen CEO. “Our focus on building deep relationships with strategic partners allows us to simplify our business while delivering a seamless networking experience for our multinational customers. Through our strong relationship with Colt, both companies are well positioned for future growth.”

Lumen will remain a key strategic partner for Colt’s customers’ needs in North America. The Lumen network remains one of the largest, most deeply peered in the world. A small team of talented Lumen employees will continue to support operations in EMEA.

Visit here for more information on today’s announcement.

Additional Resources:

•	Lumen Enters into Agreement Regarding Divestiture of EMEA Business to Colt Technology Services for $1.8B Nov. 2, 2022 News Release

About Lumen Technologies:

Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.

Forward Looking Statements:

Except for historical and factual information, the matters set forth in this release include forward-looking statements (as defined by the federal securities laws), which are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. Factors that could affect actual results include, but are not limited to, the possibility that the anticipated benefits from the transaction and strategic relationship will not be fully realized in the manner contemplated; the possibility that it may be more difficult than anticipated to segregate our divested business from our other businesses; the possibility that our aggregate net after-tax transaction proceeds may be less than anticipated; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise for any reason any of our forward-looking statements, which speak only as of the date made.

Media Contact:

Stephanie Meisse

Lumen Technologies

P: 419-610-3142

stephanie.n.meisse@lumen.com

Services not available everywhere. Business customers only. Lumen may change, cancel or substitute products and services, or vary them by service area at its sole discretion without notice. ©2021 Lumen Technologies. All Rights Reserved.